Exhibit 99.1

TELA Bio Announces COO / CFO Transition and Strategic Cost Reduction Initiative

Company to reduce annual operating expenses by $17.0 million or 18%

as part of broader efficiency program

MALVERN, PA, August 31, 2026 -- TELA Bio, Inc. (“TELA Bio” or the “Company”), a commercial-stage medical technology company focused on providing innovative soft-tissue reconstruction solutions, today announced that Roberto Cuca, Chief Operating Officer and Chief Financial Officer, will step down from the role effective today.

“On behalf of the Board and management team, I would like to thank Roberto for his many contributions to TELA Bio over the past five years,” said Heather Getz, Chief Executive Officer of TELA Bio. “Roberto has been instrumental in helping us scale operations in support of the Company’s long-term growth aspirations. We are deeply grateful for his commitment to the organization, and we wish him all the best in his future endeavors.”

Ms. Getz continued, “At the same time, we are implementing a broader initiative to strengthen our cost structure and position TELA Bio for long-term success. Over the last month, we have conducted a comprehensive review of our business and corporate infrastructure to identify opportunities to operate more efficiently. As a result, we have taken actions to reduce our annual operating expenses by approximately $17.0 million across the organization. These savings will be driven by a targeted headcount reduction of approximately 20% and the streamlining of external resources, while preserving our ability to invest in our core growth priorities and product innovation. We are focused on disciplined execution, strengthening the business, and creating a more efficient organization positioned to deliver sustainable long-term growth and expect this initiative to extend our cash runway into 2028.”

TELA Bio anticipates incurring a one-time restructuring charge of approximately $1.5 million in the third quarter of 2026, primarily related to severance and other employee-related costs. The Company intends to provide additional details and commentary regarding the cost reduction initiatives during its third quarter 2026 earnings call, planned for early November.

About TELA Bio, Inc.

TELA Bio, Inc. (NASDAQ: TELA) is a commercial-stage medical technology company focused on providing innovative technologies that optimize clinical outcomes by prioritizing the preservation and restoration of the patient's own anatomy. The Company is committed to providing surgeons with advanced, economically effective soft-tissue reconstruction solutions that leverage the patient's natural healing response while minimizing long-term exposure to permanent synthetic materials. For more information, visit www.telabio.com.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA Bio's management. Such forward-looking statements include, without limitation, statements relating to the anticipated benefits from the Company’s cost reduction initiatives; and other statements regarding the Company’s future plans, objectives, and financial and operational performance.

These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements, including, but not limited to: risks associated with executive leadership transitions, including the ability to successfully integrate new senior management and retain key personnel during and after such transitions; the impact to our business from macroeconomic conditions, including recessionary concerns, banking instability, increasing market interest rates, monetary policy changes, changes in trade policies, including tariffs and trade protection measures, and inflationary pressures, potentially impacting our ability to market our products, including the launch of new products; demand for our products related to changes in volumes or frequency of surgical procedures, including due to outbreak of illness or disease, cybersecurity events impacting hospital operations, potential hospital closures, labor and hospital staffing shortages, supply chain disruptions to critical surgical and hospital supplies, pricing pressures or any other applicable adverse healthcare economic factors; our ability to achieve or sustain profitability; our ability to gain market acceptance for our products and to accurately forecast and meet customer demand; our ability to compete successfully; our ability to successfully reduce our operating expenses through our cost reduction initiatives and to realize the anticipated benefits from such initiatives; that data from earlier studies related to our products and interim data from ongoing studies may not be replicated in later studies or indicative of future data; our ability to enhance our product offerings, including successful launch of new products; our ability to maintain expanded market access; product development and manufacturing problems; capacity constraints or delays in production of our products; maintenance of coverage and adequate reimbursement for procedures using our products; and product defects or failures. These risks and uncertainties are described more fully in the “Risk Factors” section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA Bio assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Investor Contact
Louisa Smith

ir@telabio.com